EXHIBIT (e)(2)

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This First Amendment (“Amendment”) to the Distribution Agreement dated as of May 31, 2017 (the “Agreement”), by Plan Investment Fund, Inc. (the “Client”) and Foreside Fund Services, LLC (the “Distributor”), is entered into as of September 13, 2017 (the “Effective Date”).

WHEREAS, the Client and Distributor (the “Parties”) desire to amend Exhibit A of the Agreement to reflect the removal of two Funds; and

WHEREAS, Section 14 of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, the Parties hereby agree as follows:

1.                                      Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.                                      Exhibit A of the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto to reflect the removal of the Ultrashort Duration Government Portfolio and the Ultrashort Duration Bond Portfolio.

3.                                      Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.                                      This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

PLAN INVESTMENT FUND, INC.		FORESIDE FUND SERVICES, LLC

By:	/s/ Alexander D. Hudson	By:	/s/ Mark Fairbanks
	Alexander D. Hudson		Mark Fairbanks
	Secretary		Vice President